Exhibit 4.1
EXECUTION COPY
TERMINATION OF THE CAPITAL REPLACEMENT COVENANTS
     Termination of the Capital Replacement Covenants, dated as of April 1, 2011 (this “Termination”), by Citigroup Inc., a Delaware corporation (“Citigroup”), and The Bank of New York Mellon, as institutional trustee (the “Institutional Trustee”) under the Amended and Restated Declaration of Trust of Citigroup Capital XI dated as of September 27, 2004.
WHEREAS, Citigroup executed ten capital replacement covenants dated June 30, 2006, September 15, 2006, November 22, 2006, March 6, 2007, June 28, 2007, August 15, 2007, November 27, 2007, December 21, 2007, January 23, 2008 and January 25, 2008 and listed on Annex A hereto (collectively, the “Capital Replacement Covenants”) in connection with various securities offerings;
WHEREAS, the Capital Replacement Covenants were originally granted and are currently granted by Citigroup in favor of holders of its 6.00% Junior Subordinated Deferrable Interest Debentures due September 27, 2034 (the “Covered Debentures”) issued to Citigroup Capital XI in connection with its issuance of its 6.00% Capital Securities (TruPS®) (the “Covered Securities”);
WHEREAS, the Institutional Trustee is the current holder of all of the Covered Debentures for the benefit of the holders of the Covered Securities and may be directed by the holders of the Covered Securities to take certain actions related to the Covered Debentures;
WHEREAS, pursuant to the terms of each Capital Replacement Covenant, the Capital Replacement Covenant may be terminated if the holders of a majority by principal amount of the then-effective Covered Debt (as defined in the Capital Replacement Covenant) consent or agree in writing to the termination of the Capital Replacement Covenant and the obligations of Citigroup thereunder;
WHEREAS, Citigroup has solicited instructions to consent (“Consent Solicitation”) from the holders of the Covered Securities of record at 5:00 p.m. New York City time, on March 7, 2011 to the proposed termination of the Capital Replacement Covenants;
WHEREAS, pursuant to the Consent Solicitation, as of 5:00 p.m., New York City time, on April 1, 2011, the expiration time for the Consent Solicitation, holders of a majority in aggregate liquidation amount of the Covered Securities agreed in writing to direct the Institutional Trustee to take such actions and execute and deliver such documentation as may be necessary or desirable to effect the termination of all of the Capital Replacement Covenants;
WHEREAS, the Institutional Trustee hereby consents and agrees to terminate all of the Capital Replacement Covenants, as directed by the holders of a majority in aggregate liquidation amount of the Covered Securities pursuant to the Consent Solicitation; and
WHEREAS, Citigroup desires to terminate all of the Capital Replacement Covenants pursuant to their terms as set forth below, effective April 1, 2011.
     NOW, THEREFORE, Citigroup and the Institutional Trustee hereby agree to terminate the Capital Replacement Covenants as follows:
     SECTION 1. Termination. The Capital Replacement Covenants are hereby terminated in their entirety, effective April 1, 2011 (the “Termination Date”). From and after the Termination Date, the obligations of Citigroup pursuant to the Capital Replacement Covenants shall be of no further force and effect.
     SECTION 2. Miscellaneous. This Termination shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, Citigroup and the Institutional Trustee have caused this Termination to be executed by their duly authorized officer, as of the day and year first above written.

CITIGROUP INC.
By:	/s/ MARTIN A. WATERS
	Name:	Martin A. Waters
	Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON
By:	/s/ TIMOTHY W. CASEY
	Name:	Timothy W. Casey
	Title:	Senior Associate

ANNEX A
CAPITAL REPLACEMENT COVENANTS

Date of Capital		Capital Trust to Which
Replacement		Security Was Issued	Resulting Security Issued
Covenant	Related Security	and is Held	by Trust
June 30, 2006	6.875% Junior Subordinated Deferrable Interest Debentures (“Junior Debentures”) due June 30, 2066	Citigroup Capital XIV	6.875% Enhanced Trust Preferred Securities (“ETruPS”)

September 15, 2006	6.50% Junior Debentures due September 15, 2066	Citigroup Capital XV	6.50% ETruPS

November 22, 2006	6.45% Junior Debentures due December 31, 2066	Citigroup Capital XVI	6.45% ETruPS

March 6, 2007	6.35% Junior Debentures due March 15, 2067	Citigroup Capital XVII	6.35% ETRU ruPS

June 28, 2007	6.829% Fixed Rate/Floating Rate Junior Debentures due June 28, 2067	Citigroup Capital XVIII	6.829% Fixed Rate/Floating Rate ETruPS

August 15, 2007	7.250% Junior Debentures due August 15, 2067	Citigroup Capital XIX	7.250% ETruPS

November 27, 2007	7.875% Junior Debentures due December 15, 2067	Citigroup Capital XX	7.875% ETruPS

December 21, 2007	8.300% Fixed Rate/Floating Rate Junior Debentures due December 21, 2057	Citigroup Capital XXI	8.300% Fixed Rate/Floating Rate ETruPS

January 23, 2008	8.125% Non-Cumulative Preferred Stock, Series AA	Not Applicable	Not Applicable

January 25, 2008	6.500% Non-Cumulative Convertible Preferred Stock, Series T	Not Applicable	Not Applicable